Exhibit 99.1

Pernix Therapeutics Announces Return to Market of Zohydro® ER with BeadTekTM 20 mg.

MORRISTOWN, N.J. - March 27, 2018 (GLOBE NEWSWIRE) - Pernix Therapeutics Holdings, Inc. (NASDAQ:PTX), a specialty pharmaceutical company, today announced that it expects to resume distribution of the 20 mg. dosage strength of Zohydro® ER (hydrocodone bitartrate) with BeadTekTM on March 28, 2018.

"We are extremely pleased that Zohydro ER with BeadTek 20 mg. will once again be available to prescribers and their patients," said John Sedor, Pernix's Chairman and Chief Executive Officer. "This dosage strength provides healthcare professionals with another option when transitioning patients impacted by chronic pain from an immediate release form of hydrocodone."

Prior to the previously announced back order, the 20 mg. dosage strength was the most utilized dosage strength of Zohydro ER with BeadTek, representing approximately 28 percent of 2016 annual total prescriptions.

About Pernix Therapeutics

Pernix Therapeutics is a specialty pharmaceutical business with a focus on acquiring, developing and commercializing prescription drugs primarily for the U.S. market.  The Company is currently focused on the therapeutic areas of Pain and Neurology, and has an interest in expanding into additional specialty segments.  The Company promotes its branded products to physicians through its internal sales force and markets its generic portfolio through its wholly owned subsidiaries, Macoven Pharmaceuticals, LLC and Cypress Pharmaceutical, Inc.

To learn more about Pernix Therapeutics, visit www.pernixtx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Statements including words such as "estimate," "plan," "project," "forecast," "intend," "expect," "anticipate," "believe," "seek," "target" or similar expressions are forward-looking statements.  These statements reflect the Company's current views, expectations and beliefs concerning future events.  In addition, any statements related to the timing of the resumption of the distribution of the 20 mg. dosage form of Zohydro® ER with BeadTekTM are forward-looking statements. Such plans, expectations and statements are as to future events and are not to be viewed as facts, and reflect various assumptions of management of the Company and are subject to significant business, financial, economic, operating, competitive, litigation and other risks and uncertainties and contingencies (many of which are difficult to predict and beyond the control of the Company) that could cause actual results to differ materially from the statements included herein. The inclusion of forward-looking statements should not be regarded as a representation by Pernix that any of its plans will be achieved.  Investors should note that many factors, including the risks and uncertainties inherent in the outcome of pending litigation and settlement proceedings, as more fully described in Pernix's filings with the Securities and Exchange Commission (SEC) (including, but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2017 and subsequent filings with the SEC), could affect the Company's future financial results and could cause actual results to differ materially from those expressed in forward-looking statements, such as those contained in this press release.  The forward-looking statements in this press release are qualified by risk factors identified by the Company.  These risk factors, individually or in the aggregate, could cause our actual results to differ materially from expected and historical results.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

CONTACT

 Investor Relations
Bob Yedid
LifeSci Advisors, LLC
 Bob@LifeSciAdvisors.com